Exhibit 10.2

Jonathan Halkyard

Chief Financial Officer

Extended Stay America, Inc. and ESH Hospitality, Inc.

11525 N. Community House Rd., Suite 100

Charlotte, NC 28277

The following outlines the terms of your appointment

Position:	President and Chief Executive Officer

Effective Date:	January 1, 2018

Reporting to:	Doug Geoga, Chairman of the Boards of ESA & ESH

Annual Salary:	$900,000 to be paid on a biweekly basis (and not to be decreased)

Annual Bonus Eligibility:	$900,000 at target. Terms of the annual bonus plan are subject to change each year as determined by the Compensation Committee (but target bonus will not be decreased below 100% then-current annual salary)

Annual Equity Plan:	You will be eligible to participate in ESA’s annual equity program which is approved by the Company’s Compensation Committee. Your equity award in 2018 will be $3,200,000 which will be administered in accordance with the 2018 LTIP. The number of shares will be determined by dividing $3,200,000 by the 20 trading-day trailing average market closing price ending on (and including) January 1, 2018. . If, prior to the grant date, you experience a termination of employment without Cause or for Good Reason (each, as defined in the Company’s Executive Severance Plan) following a Change in Control (as defined in the Company’s Long-Term Incentive Plan), then the Company will issue to you the same number of shares, fully vested.

Benefits/Perks:	You will be eligible to enroll Company offered benefit plan(s) on an annual basis. The Company will pay or reimburse you for legal fees and expenses incurred by you in connection with the drafting, reviewing or negotiation of any agreements related to your promotion.

Vacation:	You will maintain your current eligibility for vacation plus personal days

Severance:	You will be eligible to participate in the Executive Severance Plan which provides 1.5 year’s base and 1.5x target bonus should you be terminated not for cause or voluntary resignation. The terms of the Plan apply

Your employment and compensation with the Company will be “at will” in that they can be terminated with or without cause, and with or without notice, at any time, at the option of either the Company or yourself, except as otherwise prohibited by law.

The terms of this letter, therefore, do not and are not intended to create either an expressed and/or implied contract of employment with Extended Stay America.

If you are accepting of the terms outlined herein, please acknowledge below so that we may secure approval from the Board of Directors.

Please feel free to contact me if you have any questions. Congratulations on this well-deserved promotion!

Sincerely,

/s/ Kevin Henry

Kevin Henry

Chief Human Resources Officer

Accepted by

/s/ Jonathan Halkyard

Jonathan Halkyard                                                      Date December 18, 2017